Exhibit 99.1

For more information, contact:

Albertsons Investor Relations
208/395-6622

Albertsons Public Affairs
208/395-6392

ALBERTSONS ANNOUNCES SECOND QUARTER RESULTS

Earnings Exceed First Call Consensus

Southern California Recovery Ahead of Schedule

New Labor Contracts Negotiated for 19,000 Associates in Four Divisions

Company Reaffirms $1.40 to $1.50 EPS Guidance for 2004

Cost Savings Program Reaches $820 Million

BOISE, Idaho (August 31, 2004) – Albertson’s, Inc. (NYSE: ABS) reported second quarter 2004 earnings from continuing operations today of $125 million or $0.34 per diluted share, exceeding the $0.33 per share First Call consensus of industry analysts. In the prior year’s second quarter, earnings from continuing operations totaled $162 million or $0.44 per diluted share.

Second quarter earnings from continuing operations were affected by two unusual items as follows:

•	The continuing impact of the Southern California labor dispute reduced earnings by $0.13 per share or $50 million.

•	The Company contributed an additional $7 million to two Northern California UFCW multi-employer health and welfare plans for its share of funding deficits. This reduced earnings per share by $0.01 or $5 million on an after-tax basis.

Excluding these items, second quarter earnings from continuing operations would have been $0.48 per share or $180 million.

In addition, the Company’s exits from the Omaha and New Orleans markets reduced net earnings by $0.06 per share or by $21 million primarily due to non-cash impairment write-downs associated with the sale of property and equipment, as these items were classified as discontinued operations.

All financial results for the second quarter include the results from operations at Shaw’s for the entire quarter. This acquisition was closed on April 30, 2004.

Total Company sales reached $10.2 billion for the quarter versus last year’s second quarter sales of $9.0 billion. This increase was due primarily to sales volume from the Shaw’s acquisition and was partially offset by the residual effect of the Southern California labor dispute, which the Company estimates negatively impacted total sales by approximately $182 million.

Total Company comparable store sales for the quarter (including the continued effects of the Southern California labor dispute) declined 1.3% and identical store sales declined 1.5%. Excluding the Southern California stores involved in the labor dispute, total Company comparable store sales for the quarter increased 0.2% and identical store sales were flat. Comparable and identical store sales will not include the Shaw’s stores until the second quarter of 2005.

Larry Johnston, Chairman, CEO and President, commented on the results. “Despite a challenging environment that existed for all retailers during the last quarter, we continued to make progress on a number of key initiatives. Comparable store sales continued to grow outside of Southern California and we are very pleased to report that in our Southern California division, we have retained and recovered more of our business than originally anticipated, keeping us ahead of our plans there for both sales and profitability. We also continued making progress to improve our total asset portfolio during the quarter, evidenced by our acquisition of Shaw’s and the Omaha market exit. On the labor front, I am pleased to report that following quarter-end, we successfully renegotiated new labor contracts covering 19,000 associates in four of our divisions, which will help to significantly improve our future competitiveness in these important markets.”

Total gross profit for the quarter was $2.9 billion, including the continuing impact of the labor dispute, versus $2.6 billion a year ago. Gross profit as a percent of total sales declined to 28.25% from 29.36% in the same period of last year. The gross profit rate declined primarily as a result of the continuing effects of the labor dispute. The Company estimates that these effects negatively impacted gross profit by $114 million, or 61 basis points.

During the quarter, selling, general and administrative (SG&A) expenses totaled 25.01% of sales versus 25.33% in the second quarter of 2003. The decrease in SG&A was primarily related to improved sales leverage as a result of the Shaw’s acquisition, as well as lower costs for Company-sponsored health and welfare plans and lower workers compensation costs. Decreases were partially offset by the continuing negative effect of the labor dispute, which impacted SG&A in the second quarter by approximately 10 basis points.

In a major cost control program initiated in mid-2001, the Company continued to stay ahead of schedule to reduce costs by $1 billion before the end of 2005. Through the second quarter of 2004, $820 million in savings had been realized.

Cash flow from operations in the second quarter grew 44% to $729 million, up $223 million from $506 million in the prior year.

During the second quarter, the Company continued its capital expenditure program, opening a total of 19 new stores and completing 22 remodels. The Company ended the second quarter with 2,516 stores, including the stores purchased in the Shaw’s transaction.

During the quarter, progress continued in several key areas:

•	Sales performance in Southern California continued to improve, driven by focused investments in merchandising, marketing and customer service.

•	The Steakhouse Choice and Blue Ribbon Beef programs helped drive more than a 10% increase in company-wide beef sales during the second quarter.

•	The rollout of the new “Renaissance” drug store format continued.......a total of 33 free standing and combination stores are now open with these elements included.

•	OWN Brand (private label) product penetration increased by 60 basis points, driven by continued product introductions in the new premium line, Essensia, as well as first brand products carrying Company banner names.

•	Improvements in the Company’s asset portfolio continued as the Shaw’s acquisition was closed and a complete exit from the Omaha market was announced.

•	A new price impact subsidiary, Extreme Inc., announced plans to open its first 7 stores. These stores, all under the Super Saver banner, will open during September in Texas and Louisiana.

These and other initiatives contributed to continued market share improvement versus traditional competitors as measured by AC Nielsen of 60 basis points outside of Southern California.

Following quarter-end, during August, the Company also settled labor contracts covering 19,000 associates and four banners in four divisions........they included Shaw's in Massachusetts, Albertsons in Seattle , Jewel in Chicago and the Sav-On stores in Southern California. In the past 12 months the Company has renegotiated and restructured over 60 union contracts covering more than 48,000 associates in seven divisions or 38% of its union represented associates.

Today, the Company is again reaffirming its estimates for fiscal year 2004 earnings from continuing operations in a range of $1.40 to $1.50 per diluted share, which includes Shaw’s as well as the additional health and welfare payments in Northern California. In addition, the Company reaffirms that it expects positive comparable and identical store sales for fiscal 2004 on a GAAP basis. Including the investments planned for Southern California and additional payments to the Northern California health and welfare trusts, we expect third quarter 2004 earnings from continuing operations to be in the range of $0.31 to $0.35 per share and fourth quarter 2004 earnings from continuing operations in the range of $0.60 to $0.66 per share.

The Company has provided estimates of the Southern California labor dispute’s impact on second quarter results assuming that the Company would have met forecasted targets in Southern California stores involved in the labor dispute. The Company’s assumption is based on both pre- and post-labor dispute Company-wide results against forecasted targets. Based on the performance of the Southern California stores involved in the labor dispute prior to its start and the subsequent Company-wide performance excluding those stores, the Company believes that had the labor dispute never occurred, the Southern California stores involved in the labor dispute would have at least met the forecasted targets in the second quarter of 2004.

Albertsons is one of the world’s largest food and drug retailers with annual revenues of over $35 billion. Based in Boise, Idaho, the Company employs more than 230,000 employees and operates approximately 2,500 retail stores in 37 states across the United States, under banners including Albertsons, Jewel-Osco, Acme, Albertsons-Osco, Albertsons-Sav-on, Sav-on Drugs, Osco Drug, Super Saver, Shaw’s and Star Market. For more information about Albertsons, please visit our website at www.albertsons.com.

***

Pursuant to the requirements of Regulation G, the Company is attaching reconciliations of adjusted earnings from continuing operations and comparable and identical store sales to the most directly comparable GAAP financial measures. We caution investors not to place undue reliance on these non-GAAP financial measures or the statements of expectation regarding second quarter results contained in this release as these results and expectations are not necessarily indicative of actual results that would have been achieved had the Southern California labor dispute not occurred.

***

Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.

In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements relate to, among other things, predictions regarding future results of operations; non-GAAP financial measures included in this release; statements of expectation regarding results of operations had the labor dispute in Southern California not occurred; investing to increase sales; changes in cash flow; increases in general liability costs, workers compensation costs and employee benefit costs; attainment of cost reduction goals; impacts of the Southern California labor dispute; impacts of the completion of the Shaw’s acquisition; achieving sales increases and increases in comparable and identical sales; opening and remodeling stores; and the Company’s five strategic imperatives. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate” and “goal.” In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to litigation or other claims (including environmental matters); employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s Holdings Inc.; the Company’s ability to execute its restructuring plans; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the company sells; changes in the general economy; and changes in interest rates.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

ALBERTSON’S, INC.
(Unaudited — Dollars in millions, except per share amounts)

Condensed Consolidated Earnings Statements

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	July 29, 2004		July 31, 2003		July 29, 2004		July 31, 2003
Sales	$10,194	100.00%	$8,974	100.00%	$18,831	100.00%	$17,832	100.00%
Cost of sales	7,315	71.75	6,339	70.64	13,517	71.78	12,672	71.06

Gross profit	2,879	28.25	2,635	29.36	5,314	28.22	5,160	28.94
Selling, general and administrative expenses	2,549	25.01	2,273	25.33	4,791	25.44	4,423	24.80
Restructuring credits	(1)	(0.01)	(7)	(0.08)	(1)	—	(15)	(0.08)

Operating profit	331	3.25	369	4.11	524	2.78	752	4.22
Other (expenses) income:
Interest, net	(132)	(1.30)	(105)	(1.17)	(235)	(1.25)	(208)	(1.17)
Other, net	1	0.01	—	—	—	—	1	—

Earnings from continuing operations before income taxes	200	1.96	264	2.94	289	1.53	545	3.05
Income tax expense	75	0.74	102	1.13	108	0.58	210	1.17

Earnings from continuing operations	125	1.23	162	1.81	181	0.96	335	1.88
Discontinued operations:
Operating loss	(9)	(0.09)	—	—	(10)	(0.05)	(2)	(0.01)
Loss on disposal	(25)	(0.24)	—	—	(55)	(0.30)	—	—
Income tax benefit	13	0.13	—	—	24	0.13	1	—

Loss from discontinued operations	(21)	(0.21)	—	—	(41)	(0.22)	(1)	(0.01)

Net Earnings	$104	1.02%	$162	1.81%	$140	0.74%	$334	1.88%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.34		$0.44		$0.49		$0.90
Discontinued operations	(0.06)		—		(0.11)		—

Net Earnings	$0.28		$0.44		$0.38		$0.90

Diluted
Continuing operations	$0.34		$0.44		$0.49		$0.90
Discontinued operations	(0.06)		—		(0.11)		—

Net Earnings	$0.28		$0.44		$0.38		$0.90

Weighted Average Common Shares Outstanding:
Basic	369		368		369		371
Diluted	371		368		371		371

Percentages may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited — In millions)

Condensed Consolidated Balance Sheet Data
	July 29, 2004	January 29, 2004
Assets
Current Assets:
Cash and cash equivalents	$20	$289
Accounts and notes receivable, net	716	683
Inventories	3,194	3,035
Assets held for sale	86	69
Other current assets	217	343

Total Current Assets	4,233	4,419
Land, buildings and equipment, net	10,418	9,145
Goodwill and intangibles, net	3,123	1,530
Other assets	341	300

Total Assets	$18,115	$15,394

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,068	$1,774
Current maturities of long-term debt and capital lease obligations	535	520
Other current liabilities	1,444	1,391

Total Current Liabilities	4,047	3,685
Long-term debt	5,752	4,452
Capital lease obligations	811	352
Other long-term liabilities and deferred credits	2,218	1,524
Stockholders’ equity	5,287	5,381

Total Liabilities and Stockholders’ Equity	$18,115	$15,394

Total Common Shares Outstanding at End of Period	368	368

Condensed Consolidated Cash Flow Data
	26 Weeks Ended	26 Weeks Ended
	July 29, 2004	July 31, 2003
Cash Flows From Operating Activities:
Net earnings	$140	$334
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	522	484
Net deferred income taxes	68	(5)
Discontinued operations non-cash charges	66	—
Other non-cash charges	40	6
Changes in operating assets and liabilities	300	41

Net cash provided by operating activities	1,136	860

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	(2,080)	—
Capital expenditures	(467)	(639)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	81	91
Other	(17)	8

Net cash used in investing activities	(2,483)	(540)

Cash Flows From Financing Activities:
Proceeds from Hybrid Income Term Security Units (HITS)	1,150	—
Commercial paper and short-term borrowings, net	304	—
Payments on long-term borrowings	(213)	(110)
Cash dividends paid	(140)	(141)
Hybrid Income Term Security Units (HITS) financing costs	(33)	—
Proceeds from stock options exercised	10	—
Stock purchases and retirements	—	(108)

Net cash provided by (used in) financing activities	1,078	(359)

Net Decrease in Cash and Cash Equivalents	(269)	(39)
Cash and Cash Equivalents at Beginning of Period	289	162

Cash and Cash Equivalents at End of Period	$20	$123

Albertson’s Inc.
Reconciliation of Non GAAP Measures & Supplemental Information
(Dollars in millions)
(Unaudited)

Reconciliation of GAAP Identical and Comparable Store Sales to Labor Dispute Adjusted Identical and Comparable Store Sales:

	Actual	Labor			Adjusted
	Identical Store	Dispute			Identical Store
	Sales	Adjustment			Sales
13 weeks ended July 29, 2004	$8,649	$(1,215)	(a	)	$7,434
13 weeks ended July 31, 2003	8,783	(1,349)	(b	)	7,434

Year to year change	(134)				—
13 weeks ended July 31, 2003	$8,783				$7,434

Identical store sales percentage change	(1.5)%				0.0%

	Actual	Labor			Adjusted
	Comparable Store	Dispute			Comparable
	Sales	Adjustment			Store Sales
13 weeks ended July 29, 2004	$8,751	$(1,227)	(c	)	$7,524
13 weeks ended July 31, 2003	8,867	(1,361)	(d	)	7,506

Year to year change	(116)				18
13 weeks ended July 31, 2003	$8,867				$7,506

Comparable store sales percentage	(1.3)%				0.2%

(a)	Represents the identical Southern California Division food store sales during the 13 weeks ended July 29, 2004.

(b)	Represents the identical Southern California Division food store sales during the 13 weeks ended July 31, 2003.

(c)	Represents the comparable Southern California Division food store sales during the 13 weeks ended July 29, 2004.

(d)	Represents the comparable Southern California Division food store sales during the 13 weeks ended July 31, 2003.

Albertson’s Inc.
Reconciliation of Non GAAP Measures & Supplemental Information
(Dollars in millions, except per share amounts)
(Unaudited)

Reconciliation of GAAP Earnings from continuing operations to Adjusted earnings from continued operations:

	Second Quarter 2004			Second Quarter 2003
			Per			Per
	Before	After	Diluted	Before	After	Diluted
	Taxes	Taxes	Share	Taxes	Taxes	Share
Earnings from continuing operations, as reported	$200	$125	0.34	$264	$162	$0.44
Estimated impact of labor dispute (1)	80	50	0.13	—	—	—
Northern California UFCW multi-employer health and welfare plan contributions	7	5	0.01	—	—	—

Adjusted earnings from continuing operations	$287	$180	$0.48	$264	$162	$0.44

(1)	The continuing effects of the Southern California labor dispute reduced earnings from continuing operations by an estimated $0.13 per diluted share.